Exhibit 5.1

                                                        April 30, 2004

Optimal Group Inc.
1 Place Alexis-Nihon
3400 de Maisonneuve Blvd. West, 12th Floor
Montreal (Quebec) Canada H3Z 3B8

Gentlemen,

      In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Optimal Group Inc. (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), which relates to: (i) 806,476 Class "A" shares (the "Combination Shares") of the Company issuable upon the exercise of options previously issued by Terra Payments Inc., (the "Terra Options"), the Terra Options being exercisable for Combination Shares pursuant to a combination agreement (the "Combination Agreement") dated January 20, 2004 by and between the Company and Terra Payments Inc. and (ii) 5,000 Class "A" shares (the "Consultants' Shares") of the Company issuable upon the exercise of options which were previously granted to two consultants of the Company (the "Consultants Options") pursuant to (a) a Letter Agreement by and between the Company and Al Marasca dated October 16, 2002; (b) a Letter Agreement by and between the Company and Bill Yingling dated October 16, 2002; (c) a Memorandum of Agreement by and between the Company and Al Marasca dated December 5, 2002; and (d) a Memorandum of Agreement by and between the Company and Bill Yingling dated December 5, 2002 (items (a) - (d), collectively, the "Consultants' Agreements"). I have been requested to render my opinion as to the legality of the Combination Shares and the Consultants' Shares.

      In this connection, I have examined the Registration Statement, an original, photocopy or conformed copy of the Combination Agreement and the Consultants' Agreements, as well as such other documents and corporate and public records as I have deemed relevant and necessary as the basis for the opinions herein expressed. I have also considered such questions of law as I have deemed relevant and necessary as the basis for the opinions herein expressed. In my examination of documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as photostatic, reproduced or conformed copies, and the authenticity of all such latter documents.

      Based on the foregoing, I am of the opinion that:

1. the issuance of the Combination Shares pursuant to the terms of the Combination Agreement have been duly authorized by the Company and such shares, when issued for value pursuant to the due exercise of Terra Options in accordance with their respective terms, will be legally issued and outstanding as fully paid and non-assessable shares in the capital of the Company; and

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2.    the issuance of the Consultants' Shares pursuant to the terms of the respective Consultants' Agreements have been duly authorized by the Company and such shares, when issued for value pursuant to the due exercise of Consultants Options in accordance with their respective terms, will be legally issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

      I am qualified to practice law only in the Province of Quebec and do not purport to express any opinion herein concerning any law other than the laws of the Province of Quebec and the federal laws of Canada applicable to the opinions herein expressed.

      I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby agree that I come within the category of persons whose consent is required by the Act or the Rules.


                                             Yours very truly,


                                             /s/ Leon P. Garfinkle